Exhibit 99.1

June 11, 2009

Investor Contact:
Stephen C. Hathaway
Chief Financial Officer
608.824.2800
shathaway@tomotherapy.com

Media Contact:
Kevin O’Malley
Manager, Corporate Communications
608.824.3384
komalley@tomotherapy.com

FOR IMMEDIATE RELEASE

TomoTherapy Names Thomas E. Powell Chief Financial Officer

MADISON, Wis. – June 11, 2009 – TomoTherapy Incorporated (NASDAQ: TOMO), producer of the TomoTherapy® Hi •Art® treatment system for advanced radiation therapy in cancer care, announced today that Thomas E. Powell will become its chief financial officer and treasurer, effective June 22, 2009. Mr. Powell will replace Stephen C. Hathaway, who will begin his previously announced retirement after a short transition period.

Mr. Powell, 48, most recently served as chief financial officer of Textura, a web-based software start-up specializing in construction payment management tools. Prior to assuming that role, Mr. Powell served for seven years as executive vice president, treasurer and chief financial officer of Midway Games (NYSE: MWY), a leading software developer in the gaming industry. While at Midway Games, Mr. Powell was involved in transforming the company from an arcade-style video game manufacturer to an industry-leading software developer, including leading the globalization of Midway Games through several acquisitions of software development companies and distribution companies worldwide. Mr. Powell was also instrumental in helping Midway Games raise more than $450 million over five years to help finance the transformation.

“We are pleased that Tom will be joining TomoTherapy in this key position,” said Fred Robertson, M.D., TomoTherapy’s CEO. “Tom is an accomplished finance executive, who also brings extensive strategic and operational experience to TomoTherapy. We are confident that Tom will be a strong addition to our leadership team and we welcome him to the Company.”

Dr. Robertson continued: “We thank Steve Hathaway for his six years of exemplary leadership during a critical time in TomoTherapy’s growth and emergence as a public company. We wish Steve the best in his retirement.”

“I am excited to join TomoTherapy,” said Mr. Powell. “TomoTherapy’s superior technology and clinical outcomes offer substantial opportunities in the growing global radiation therapy market. I look forward to working with Fred and the entire TomoTherapy team as we build on the unique TomoTherapy cancer treatment platform.”

Prior to joining Midway Games, Mr. Powell served in a variety of roles with Dade Behring Holdings (now Siemens Diagnostics), including: vice president, Acquisitions and Strategic Planning; vice president, finance, for the Biology Products Division; and director of Corporate Financial Planning. Previously, he held financial positions at PepsiCo, Inc., Bain and Company, Inc., and Tenneco Corporation. He began his career as an auditor with Arthur Andersen & Co. Mr. Powell earned a Bachelor’s degree in accounting from Pennsylvania State University and a Certified Public Accounting (CPA) license before graduating with a Master’s in business administration (MBA) from the University of Chicago.

About TomoTherapy Incorporated
TomoTherapy Incorporated has developed, markets and sells the TomoTherapy® Hi •Art® treatment system, an advanced radiation therapy system for the treatment of a wide variety of cancers. The Hi •Art treatment system combines integrated CT imaging with conformal radiation therapy to deliver sophisticated radiation treatments with speed and precision while reducing radiation exposure to surrounding healthy tissue. The company’s stock is traded on the NASDAQ Global Select Market under the symbol TOMO. To learn more about TomoTherapy, please visit TomoTherapy.com.

©2009 TomoTherapy Incorporated. All rights reserved. TomoTherapy, the TomoTherapy logo and Hi •Art are among trademarks, service marks or registered trademarks of TomoTherapy Incorporated.

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